UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2016

UR-ENERGY INC.

(Exact name of registrant as specified in its charter)

Canada	001- 33905	Not applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

10758 W Centennial Road, Suite 200

Littleton, Colorado 80127

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (720) 981-4588

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On January 19, 2016, Ur-Energy Inc. (the “Company” or “Ur-Energy”) announced the completion of a preliminary economic assessment (the “Report”) for its Lost Creek Property in Sweetwater County, Wyoming (the “Lost Creek Property”), which confirms the increase in mineral resources previously announced by the Company on December 7, 2015 (and filed on Form 8-K on December 10, 2015). The Report updates the resource base of the Lost Creek Property with data through October 15, 2015 and production from the Company’s operating Mine Unit 1 (“MU1”) through September 30, 2015. The Report also serves to update the previous economic analyses for the Property (December 2013), and replaces the most recent Canadian National Instrument 43-101 (NI 43-101) Technical Report on the Lost Creek Property, dated June 17, 2015.

The purpose of the Report is to confirm the updated mineral resource estimate prompted by 2015 drilling within Lost Creek’s Mine Unit 2 (MU2) and exploratory drilling at the Lost Creek and LC East Projects. Also included in the estimate is an increase to the overall Lost Creek Property resource total through a re-estimation of all previously-identified resources at a revised 0.20 grade-thickness (GT) cut-off. The current mineral resource estimate for the Lost Creek Property, after subtracting 1.358 million pounds of uranium produced from MU1 through September 30, 2015, is 13.251 million pounds in the Measured and Indicated categories, and 6.439 million pounds in the Inferred category. The current resource estimate represents a net increase to the Lost Creek Property (all Projects) of:

•	3.146 million pounds eU3O8 in the Measured and Indicated categories (after adjustment for MU1 production), or 31% increase when compared with the previous resource estimate in the June 17, 2015 Technical Report; and
•	1.402 million pounds eU3O8 in the Inferred category, or a 28% increase to the last mineral resource when compared with the previous resource estimate in the June 17, 2015 Technical Report.

The analyses have been revised to evaluate the impact of additional identified resources with information and data acquired through two years of ISR operations at Lost Creek. Total future life of mine production is modeled to be 13.8 million pounds and with production operations ending in 2031. This represents a nine year life of mine extension from the forecast contained in the previous preliminary economic assessment.

Cautionary statement: The Preliminary Economic Assessment referred to above is preliminary in nature, and includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves. Mineral resources that are not mineral reserves do not have demonstrated economic viability. The estimated mineral recovery used in the Preliminary Economic Assessment is based on recovery data from wellfield operations to date, as well as Ur-Energy personnel and industry experience at similar facilities. There can be no assurance that recovery at this level will be achieved.

Cautionary Note to U.S. Investors Concerning Estimates of Measured, Indicated and Inferred Mineral Resources

The information set forth in this Form 8-K uses the terms “Measured Mineral Resources” and “Indicated Mineral Resources” and “Inferred Mineral Resources.” We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize these terms. U.S. investors are cautioned not to assume that any part or all of the mineral deposits in this category will ever be converted into Mineral Reserves. Our Measured and Indicated Mineral Resources have been estimated in compliance with definitions set out in NI 43-101.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
23.1	Consent of TREC, Inc., dated as of January 21, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 21, 2016

Ur-Energy Inc.

By:	/s/ Penne A. Goplerud
	Name:	Penne A. Goplerud
	Title:	Corporate Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
23.1	Consent of TREC, Inc., dated as of January 21, 2016